Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2015, relating to (1) the consolidated financial statements and financial statement schedule of DTS, Inc. and subsidiaries (“DTS”), and (2) the effectiveness of DTS’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of DTS’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of DTS for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

November 9, 2015